Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:

Joe Dorame, Joe Diaz & Robert Blum

Lytham Partners, LLC

602-889-9700

INFUSYSTEM ANNOUNCES GREGG LEHMAN ELECTED

CHAIRMAN OF THE BOARD OF DIRECTORS

Madison Heights, MI, May 15, 2015—InfuSystem Holdings, Inc. (NYSE MKT: INFU), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, announced today the Board of Directors has elected Gregg O. Lehman, PhD., as Chairman of the Board of Directors, effective May 13, 2015. Dr. Lehman, a member of the InfuSystem Board since 2014, succeeds Ryan J. Morris, who had served as Chairman since 2012 and will continue to serve on InfuSystem’s Board.

“I am honored to be elected Chairman and look forward to serving InfuSystem in that capacity,” said Dr. Lehman. “We appreciate Ryan Morris’ leadership since 2012, which brought stability and a new executive leadership team during a period of transition and look forward to his ongoing contribution as a member of our Board. With the leadership of Chief Executive Officer Eric Steen and his management team, I believe InfuSystem is well positioned for the future. I look forward to working with management by providing Board leadership during this exciting phase in the development of InfuSystem.”

Mr. Steen, also a member of the InfuSystem Board, added, “We are pleased that Gregg Lehman has accepted the responsibilities of Board chairman and we look forward to his public company management experience and healthcare industry expertise to move the Company forward in the coming years. All of us at InfuSystem, as well as our shareholders, recognize and appreciate Ryan’s significant contributions to the business transformation that has taken place at InfuSystem these past three years. We look forward to the future with great enthusiasm.”

Gregg O. Lehman, Ph.D., is a nationally recognized leader in population health management and brings more than 28 years’ experience in the health care industry to the Company. Dr. Lehman has served as Chief Executive Officer of EB Employee Solutions, LLC since May 2014. Mr. Lehman was previously President and Chief Executive Officer of MGC Diagnostics Corporation, a leading cardiorespiratory diagnostic company from July 2011 until May 2014. Dr. Lehman served as President and Chief Executive Officer of Health Fitness Corporation, a population health management company based in Minneapolis, MN, from 2007 through 2010. Dr. Lehman has held numerous senior-level executive and governance positions in the medical and education industries including President and Chief Executive Officer of INSPIRIS, Inc., a Nashville-based specialty care medical management company. Dr. Lehman also was President and Chief Executive Officer of Gordian Health Solutions, Inc., a health management company, and President and Chief Executive Officer of the National Business Coalition on Health (NBGH) in Washington, D.C., and as President of Taylor University in Indiana. Dr. Lehman currently serves on the Executive Committee of the Washington D.C. based Care Continuum Alliance and has worked with the Health Care Purchasing Institute through Academy Health, the eHealth Initiative, the National Quality Forum, the National Patient Safety Foundation, and other purchasing/quality organizations that promote value-based purchasing and market-based reform. Dr. Lehman has a Doctorate and a Master of Science degree in higher education administration, with a minor in finance and economics from Purdue University and a Bachelor of Science in business management and marketing from Indiana University.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU. Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including rates, payor mix and CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on our Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. regulatory changes and healthcare reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.